EXHIBIT 10.1
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                                2003 AMENDMENT TO
                          EMISPHERE TECHNOLOGIES, INC.
                  1997 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

Emisphere Technologies, Inc., a Delaware corporation (the "Company") has adopted this 2003 Amendment to the Company's 1997 Stock Option Plan for Outside Directors (the "Plan") which became effective upon the approval of the stockholders of the Company at the Annual Meeting of Stockholders held on May 15, 2003.

1. In Section 2 of the Plan, the first sentence thereof is deleted in its entirety and the following is substituted in lieu thereof:

"Subject to adjustment as provided in Section 9, the Company may issue and sell a total of 725,000 shares of its common stock, par value $.01 per share (the "Common Stock"), pursuant to the Plan."